HARTE HANKS NAMES AGENCY EXECUTIVE DAN WADLEIGH EVP FINANCE AND OPERATIONS

Fmr. Wunderman/Wunderman Health and Landor Exec. Further Expands Leadership Team

PHILADELPHIA, PA, January 19, 2021 – Harte Hanks (Harte Hanks), a leading global customer experience company, announced that it has named well-respected agency financial executive Dan Wadleigh as Executive Vice President Finance and Operations.

In the newly created role, Wadleigh will be responsible for all aspects of the company’s operations and financial performance for their Marketing Services business. He will work closely with the company’s business leaders to ensure the company achieves its strategic business goals while delivering best-in-class end-to-end solutions from marketing services to customer care to fulfillment and logistics for its broad portfolio of clients.

Wadleigh will report directly to Joyce Karel, who was recently named Harte Hanks’ first Chief Commercial Officer. He will be based in the company’s Philadelphia headquarters office.

“Dan is a highly talented financial leader with proven experience in the advertising and marketing services industry,” says Karel. “He brings a wealth of experience managing all aspects of the finance and accounting operations for large publicly traded professional services firms. He will be a great addition to our business and an asset to our leadership team, especially as we prepare to launch our new healthcare practice.”

Prior to joining Harte Hanks, Wadleigh held global financial leadership positions with Wunderman and Wunderman Health. His background also includes serving as the Global Chief Financial Officer, Landor Associates, a world-wide leader in brand consulting and design.

“Harte Hanks has an incredible heritage and reputation for delivering high-performance results for clients,” says Wadleigh. “I am thrilled to join the organization at this exciting time for the customer experience industry and feel especially fortunate to have the opportunity to work alongside my former colleague Joyce Karel and the terrific leadership team at Harte Hanks.”

About Harte Hanks

Harte Hanks is a global customer experience company that seamlessly blends the digital and physical through omnichannel marketing solutions. Harte Hanks works with leading Fortune 500 companies, including Bank of America, BMW Group, Cisco, IBM, L’Oréal, Pfizer, Sony and Unilever, among others. Headquartered in Philadelphia, PA, Harte Hanks has more than 2,000 employees in 22 offices throughout five different countries.

For more information, visit hartehanks.com.